Exhibit 16.1

October 25, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.    20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 2.01, Section 1 of Form 8-K of Petrosouth Energy Corp., f/k/a Mobridge Explorations, Inc. dated October 26, 2007 related to the dismissal of our firm as the registrant’s independent registered public accounting firm.

Yours truly,

/s/ Madsen and Associates, CPAs

Madsen and Associates, CPAs
Murray, Utah